Asian Dragon Group Inc., Announces Over 11 Million Ounces Potential Gold in Expansion of Mega Project Luogold

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – January 17th, 2007  – Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) continues its rapid growth with the execution of the Formal Agreement to acquire 70% of the Loning Gold Mine (LNG), including a 9.1 km2 Exploration Lease located immediately southwest of the Company’s Project Luogold Headquaters and 150 tonne/day Concentration Mill.

The closing of this Acquisition increases Asian Dragon’s combined holdings to over 11 million potential ounces of gold, confirmed through local geological reports compiled on Asian Dragon’s Jinjishan, Shizhaigou and Loning Gold Mines.   The Company’s excitement continues as work programs escalate reaching further heavily mineralized zones and documented veins in Asian Dragon’s first two key acquisitions.

Asian Dragon representatives are finalizing the review of several advanced stage properties, the acquisition of which are intended to provide immediate cash flow and earnings to Asian Dragon and greatly increase shareholder value.  The Company hopes to provide further news on these developments prior to the commencement of the Chinese New Year.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Asian Dragon Group Inc.

Richard Tong – Investor Relations

778-885-6370